NEWS RELEASE

Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com

Lisa M. Wilson
In-Site Communications
Tel: (917) 543-9932
lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BIOSCRIP, INC. REPORTS 2009 FIRST QUARTER EARNINGS OF $0.08 PER SHARE

ELMSFORD, N.Y.--(BUSINESS WIRE)—April 30, 2009—BioScrip, Inc. (Nasdaq: BIOS) today announced first quarter net income of $3.3 million, or $0.08 per diluted share, on revenue of $325.7 million.  These results compare to a net loss of $0.5 million, or $0.01 per share, on revenue of $327.5 million for the first quarter of 2008.  First quarter 2009 EBITDAO was $6.2 million compared to $2.7 million for the same period a year ago.

Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, "During the quarter, we strengthened our management organization, delivered on margin expansion, met our annual cost reduction target and increased our operating cash flows.  Operationally we continue to expand our national footprint as well as our bioscripcare™ clinical management programs which are built upon our ‘Center of Excellence’ model.”

Results of Operations

First Quarter Highlights
($'s in Millions)	1st Quarter 2009 Actual	1st Quarter 2008 Actual	% Change
Revenues	$325.7	$327.5	-0.5%

Gross Margin	$36.0	$32.4	11.1%
Gross Margin %	11.0%	9.9%

Operating Expense	$31.7	$32.2	-1.6%
Operating Expense Percent	9.7%	9.8%

Operating Profit	$4.3	$0.2

EBITDAO	$6.2	$2.7	129.6%

Revenue for the first quarter of 2009 totaled $325.7 million compared to $327.5 million for the same period a year ago.  Excluding the impact of the Medicare Competitive Acquisition Program (“CAP”) and the United Health Group (“UHG”) organ transplant and HIV/AIDS contract, first quarter 2009 revenues grew 6.3% over the comparable period in 2008.  The increase was due to the Company’s focus on higher priced disease therapies including oncology, multiple sclerosis and immunology.

Gross profit for the first quarter of 2009 was $36.0 million compared to $32.4 million for the first quarter of 2008.  First quarter 2009 gross margin was 11.0%, compared to 9.9% for the first quarter of 2008.

First quarter 2009 operating income was $4.3 million compared to $0.2 million for the first quarter of 2008. This increase was primarily due to improved product mix, the exiting of CAP and cost reduction efforts, partially offset by a return to normalized bad debt expense.

Balance Sheet Highlights

Accounts receivable days sales outstanding for the quarter ended March 31, 2009 were 44.3 days compared to 43.8 days for the fourth quarter of 2008.  The increase in DSO is primarily due to slower payments from state Medicaid programs over the past six months.  Inventory days on hand for the quarter ended March 31, 2009 were 12.3 days versus 11.8 days for the fourth quarter of 2008.  Days’ inventory on hand increased in the first quarter as a result of strategic investments in inventory and the transition to higher cost disease therapies.

Average borrowings during the first quarter were approximately $33.0 million, an improvement of $8.0 million over the fourth quarter of 2008   BioScrip’s total credit line is $85.0 million.

Conference Call

BioScrip will host a conference call to discuss its first quarter 2009 financial results on Thursday, April 30, at 9:00 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 866-740-0378 (US), or 706-679-9096 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. Eastern Time on Thursday, April 30, through 12:00 p.m. Eastern Time on May 14, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21422586. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.

Forward Looking Statements-Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company,  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, amortization, and option expense ("EBITDAO") is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 3 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.
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TABLES TO FOLLOW

Schedule 1
BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
	March 31,	December 31,
	2009	2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $9,866 and $11,629
at March 31, 2009 and December 31, 2008, respectively	144,612	158,649
Inventory	39,040	45,227
Prepaid expenses and other current assets	3,210	2,766
Total current assets	186,862	206,642
Property and equipment, net	14,714	14,748
Other assets	1,103	1,069
Goodwill	24,498	24,498
Total assets	$227,177	$246,957
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$36,114	$50,411
Accounts payable	67,341	76,936
Claims payable	4,891	5,230
Amounts due to plan sponsors	5,699	5,646
Accrued expenses and other current liabilities	9,607	9,575
Total current liabilities	123,652	147,798
Deferred taxes	730	533
Income taxes payable	3,229	3,089
Total liabilities	127,611	151,420
Stockholders' equity
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued:
41,763,194, and 41,622,629, respectively; shares outstanding; 38,718,278 and
38,691,356, respectively	4	4
Treasury stock, shares at cost: 2,642,260 and 2,624,186, respectively	(10,320)	(10,288)
Additional paid-in capital	249,217	248,441
Accumulated deficit	(139,335)	(142,620)
Total stockholders' equity	99,566	95,537
Total liabilities and stockholders' equity	$227,177	$246,957

Schedule 2
BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended
	March 31,
	2009	2008
Revenue	$325,749	$327,471
Cost of revenue	289,759	295,099
Gross profit	35,990	32,372
% of Revenue	11.0%	9.9%
Operating expenses
Selling, general and administrative expenses	30,327	31,537
Bad debt expense	1,380	650
Total operating expense	31,707	32,187
% of Revenue	9.7%	9.8%
Income from operations	4,283	185
Interest expense, net	(594)	(585)
Income (loss) before income taxes	3,689	(400)
Tax provision	404	77
Net income (loss)	$3,285	$(477)

Basic weighted average shares	38,709	38,177
Diluted weighted average shares	38,787	38,177

Basic net income (loss) per share	$0.08	$(0.01)
Diluted net income (loss) per share	$0.08	$(0.01)

(1) Certain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.

Schedule 3
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)
	Three Months
	Ended March 31,
	2009	2008
Net income (loss)	$3,285	$(477)
Addback items:
Depreciation & Amortization	1,111	1,552
Net interest	594	585
Taxes	404	77
Stock-based compensation expense	776	957
Earnings before interest, taxes, depreciation, amortization and
share-based compensation expense (EBITDAO)	$6,170	$2,694